December 2009 Pricing Sheet dated December 18, 2009 relating to Preliminary Pricing Supplement No. 263 dated December 16, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate
PRICING TERMS – DECEMBER 18, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$420,000
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	December 18, 2009
Original issue date:	December 28, 2009 (5 business days after the pricing date)
Maturity date:	December 28, 2011
Interest:	None
Payment at maturity:
If the dollar has strengthened relative to the yen, which means the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive:
$1,000 + leveraged upside payment; subject to the maximum payment at maturity
If the dollar remains unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to -10%:
$1,000
If the dollar has weakened relative to the yen such that the currency performance value is less than -10%:
$1,000 + [$1,000 x (currency performance value + buffer amount) x downside factor]

Leveraged upside payment:	$1,000 x currency performance value x leverage factor
Currency performance value:	1 – (initial exchange rate / final exchange rate)
Leverage factor:	145%
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,217.50 per security, or 121.75% of the stated principal amount.
Initial exchange rate:	90.765, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	On any day, the rate for conversion of Japanese yen into one U.S. dollar (expressed as the number of Japanese yen per one U.S. dollar) as determined by reference to the reference source on such day.
Reference source:	Reuters page “WMRSPOT12”
Valuation date:	December 19, 2011
CUSIP / ISIN:	617482JS4 / US617482JS49
Listing:	The securities will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public(1)	Agents’ Commissions(2)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$420,000	$6,300	$413,700
(1)	Certain fiduciary accounts will pay a purchase price of $985 per security, and the placement agent with respect to sales made to such accounts will forgo any fees.
(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 263 dated December 16, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
JPMorgan
Placement Agent
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-233-1087.